Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent Series Fund, Inc. of our report dated February 20, 2018, relating to the financial statements and financial highlights, which appears in Thrivent Series Fund, Inc.’s Annual Report on Form N-CSR for the periods ended December 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Service Provider”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 27, 2018